Exhibit 10.3

LEASE

LANDLORD:	H&N Associates, LLC, a Massachusetts Limited Liability Company

TENANT:	Advanced Inhalation Research, Inc., a Delaware Corporation

PROPERTY:	Brickyard Square
190 Everett Avenue
Chelsea, Massachusetts

DATED:	December 6, 2000

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Exhibit A	Plan Showing the Demised Premises
Exhibit B	Landlord’s Required Work
Exhibit C	Tenant’s Work
Exhibit D	Landlord’s Services
Exhibit E	Intentionally Omitted
Exhibit F	Legal Description of Lot
Guarantee

ii

Lease dated as of the 6th day of December, 2000, by and between H&N Associates, LLC, a Massachusetts Limited Liability Company, as landlord (“Landlord”), and Advanced Inhalation Research, Inc., a Delaware Corporation, as tenant (“Tenant”).

ARTICLE I

REFERENCE DATA

1.	(A) SUBJECTS REFERRED TO:

Each reference in this lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1(A):

LANDLORD’S ADDRESS:	c/o HCG & Associates, Inc. 637 Washington Street Suite 200 Brookline, MA 02446

TENANT’S ADDRESS:	190 Everett Avenue, Chelsea, MA 02150

PROPERTY:

The land and improvements thereon and known as Brickyard Square, 190 Everett Avenue, Chelsea, Massachusetts

RENTABLE FLOOR AREA OF TENANTS SPACE:

All the rentable floor space in all the buildings on the property, including the buildings shown as buildings A, B, C, D and the garage on the site plan of the Property and containing approximately 90,675 square feet of floor area, but specifically excluding the square footage of the smoke stack

TOTAL RENTABLE FLOOR AREA OF ALL THE BUILDINGS ON THE PROPERTY:

90,675 SQUARE FEET

COMMENCEMENT DATE:	DECEMBER 15, 2000

ORIGINAL TERM:	APPROXIMATELY FIFTEEN (15) YEARS FROM THE COMMENCEMENT DATE

OPTIONS:	TWO (2) OPTIONS TO EXTEND THE TERM FOR FIVE (5) YEARS EACH

FIXED RENT:

DURING THE PERIOD FROM DECEMBER 15, 2000 THROUGH APRIL 30, 2002, THE FIXED RENT PAYABLE SHALL BE $524,964.75 PAYABLE AT THE RATE OF $31,816.05 PER MONTH;

DURING THE PERIOD FROM MAY 1, 2002 THROUGH DECEMBER 31, 2005, FIXED RENT SHALL BE PAYABLE AT THE ANNUAL RATE OF $524,964.75/$43,747.06 PER MONTH;

DURING THE PERIOD FROM JANUARY 1, 2006, THROUGH DECEMBER 31, 2010 FIXED RENT SHALL BE PAYABLE AT THE ANNUAL RATE OF $632,401.75/$52,700.15 PER MONTH; AND

DURING EACH YEAR OF THE BALANCE OF THE ORIGINAL TERM, FIXED RENT SHALL BE PAYABLE AT THE ANNUAL RATE OF $722,105.25/$60,175.44 PER MONTH

ADDITIONAL RENT FOR REAL ESTATE TAXES AND OPERATING COSTS:

TENANT PAYS ALL REAL ESTATE TAXES AND OPERATING COSTS OF THE PROPERTY FROM AND AFTER MAY 1, 2001

SECURITY DEPOSIT: N/A	GUARANTOR: ALKERMES, INC.

PERMITTED USE:

FOR PHARMACEUTICAL MANUFACTURING PURPOSES AND RELATED GENERAL OFFICE USE AND FOR ALL OTHER LEGAL PURPOSES PERMITTED BY THE APPLICABLE ZONING REGULATIONS

PUBLIC LIABILITY INSURANCE LIMITS:

BODILY INJURY:	$5,000,000
PROPERTY DAMAGE:	$2,000,000

(B)	EXHIBITS

The exhibits listed below in this Section are incorporated in this lease by reference and are to be construed as part of this lease:

EXHIBIT A	Plan Showing the Demised Premises
EXHIBIT B	Landlord’s Required Work
EXHIBIT C	Tenant’s Work
EXHIBIT D	Landlord’s Services
EXHIBIT E	Intentionally Omitted
EXHIBIT F	Legal Description of Lot
GUARANTEE

ARTICLE II

PREMISES

2.	PREMISES

Subject to and with the benefit of the provisions of this lease, Landlord hereby leases to Tenant, and Tenant leases from Landlord, the entire premises set forth on Exhibit A and described on Exhibit A including, but not limited to the buildings shown as building “A”, building “B”, building “C” and building “D”, and including the smoke stack subject, however, to easements, reservations and restrictions of record. Tenant agrees that in the event Tenant subleases or otherwise permits any other entity to use space on the smoke stack for communications devices, Tenant shall first obtain the approval of Landlord therefor, and any revenues received by Tenant for such use shall be shared equally with Landlord after first deducting from such revenue all third party costs and expenses, brokerage commissions, legal fees and the like related to such use of the smoke stack. Tenant may place an antenna for Tenant’s use on the smoke stack. Tenant’s space is hereinafter referred to as “the demised premises”. The parcel of land on which the buildings are located is sometimes hereafter referred to as “the Lot”. The Lot is represented by the area outlined by a bold line upon said Exhibit A. It is understood and agreed that said plan is intended only to show the approximate size of the Lot as presently constituted and the approximate size and location of the buildings and for no other purpose.

ARTICLE III

TERM AND CONSTRUCTION

3.	(A) ORIGINAL TERM

To have and to hold for a period of fifteen (15) and a fraction years (“the Term” or “the Original Term”) commencing on December 15, 2000 (being hereafter referred to as “the Commencement Date”) and, unless sooner terminated as provided herein, ending on December 31, 2015.

(B)	LANDLORD’S REQUIRED WORK

Landlord agrees to use reasonable efforts to complete Landlord’s Required Work as described in Exhibit B, and within the time set forth therein.

Landlord shall permit Tenant access (at Tenant’s sole risk) for installing equipment and furnishings in the demised premises prior to the Commencement Date if it can be done without material interference with, or delay of, Landlord’s Required Work in the demised premises and/or in other portions of the buildings.

(C)	TENANT’S WORK

Tenant agrees that Tenant’s Work shall be in accordance with the provisions of Exhibit C and Tenant shall diligently perform all work necessary and if required in order to cause the demised premises to not violate any applicable building, safety, fire and health codes or applicable zoning ordinance.

(D)	GENERAL CONSTRUCTION PROVISIONS

All construction work required or permitted by this lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authorities and insurance rating or inspection bureaus having jurisdiction over the buildings. Either party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects.

(E)	CONSTRUCTION ALLOWANCE

As an inducement for Tenant to execute this lease and prepare the demised premises for Tenant’s occupancy, Landlord shall pay to Tenant the sum of 197,225.00 for Tenant’s work in the office space comprising part of the demised premises; $30,000.00 for Tenant’s work on the warehouse bathrooms; $80,000.00 for Tenant’s Work on the sprinkler system; and $70,000.00 for Tenant’s Work on the warehouse heating system. In addition, Landlord shall pay to Tenant an additional $5,000.00 in the event Tenant installs its own floor covering in the 600 square foot lobby. So long as Tenant shall not then be in default in the performance of its agreements contained in this lease, Landlord shall pay said sums to Tenant upon the last to occur of: (a) the thirtieth (30th) day after the Tenant’s architect certifies that Tenant’s Work has been substantially completed; and (b) the receipt by Landlord of waivers of liens from all contractors supplying labor and/or material for Tenant’s work. In the event Landlord fails to pay said allowance to Tenant within thirty (30) days after notice from Tenant that same is past due, Tenant may offset the amount of said allowance that remains unpaid, together with interest on the unpaid sum at the Default Rate (as defined below), from fifty percent (50%) of the monthly fixed rent thereafter payable by Tenant until paid in full. This shall be Tenant’s sole remedy for Landlord’s failure to pay said construction allowance.

ARTICLE IV

LANDLORD’S COVENANTS

4.	(A) LANDLORD’S COVENANTS DURING THE TERM:

Landlord covenants during the Term:

(1) To furnish, through Landlord’s employees or independent contractors, the services listed in Exhibit D; and

(2) Except as otherwise provided in this lease, to repair the roof and make all structural repairs to the buildings and the parking lot and elevator as may be necessary to keep them in serviceable condition provided, however, that if any of said repairs due necessitated by Tenant’s Work or Tenant’s alterations or improvements, Tenant shall make all such repairs as may be necessary.

(3) Landlord warrants that the entrances and exits to the buildings shall be in compliance with the Americans with Disabilities Act upon the Commencement Date, and Landlord shall be responsible for maintaining said entrances and exits in compliance during the Term. Landlord represents that the Property is not in violation of applicable zoning regulations. Landlord has received no notice of any noncompliance of the Property with Massachusetts

General Laws, Chapter 2lE or the Department of Environmental Protection’s Massachusetts Contingency Plan and, to the best of Landlord’s knowledge, the buildings contain no asbestos or other hazardous materials.

(4) Landlord will keep the buildings and other structures (including all alterations, additions, and changes thereto to the extent made by Landlord) which are located within the Lot, insured under an all risks property insurance policy (not excluding from coverage perils normally included within the definitions of extended coverage, vandalism and malicious mischief, earthquake and flood), in the amount of one hundred percent (100%) of the replacement value of the base buildings (excluding Tenant’s improvements), with endorsements for contingent liability from operation of building laws, increased costs of construction, and demolition costs which may be necessary to comply with building laws. The insurance required hereby shall be written by a company authorized to do business in the state of the location of the demised premises. Landlord will be responsible for determining the amount of property insurance to be maintained, but such coverage will be on an agreed value basis to eliminate the effects of co-insurance. Landlord will provide to Tenant a certificate from Landlord’s insurer evidencing the coverage required under this lease, which certificate will include the waiver of subrogation.

Landlord shall also maintain from and after the date of this lease and throughout the lease Term, commercial general liability insurance on an occurrence basis against claims on account of bodily injury, death or property damage incurred upon any part of the demised premises. Such insurance policy will have combined single limits of not less than Two Million Dollars ($2,000,000.00) per occurrence and provide contractual coverage of Landlord’s liability to Tenant assumed under the indemnification provision under this lease. The insurance required hereby shall be written by a company authorized to do business in the state of the location of the demised premises. Landlord will provide to Tenant a certificate from Landlord’s insurer evidencing the coverage required under this lease. Insurance against any or all of such risks may be maintained under a blanket policy covering the demised premises and other real estate of Landlord and/or its affiliated business organizations provided the demised premises is specifically scheduled. Said policies may contain sublimits on earthquake and flood insurance.

The proceeds of Landlord’s property insurance in case of loss or damage will be applied on account of the obligation of Landlord to repair and/or rebuild the damaged or destroyed buildings (but excluding Tenant’s improvements) in accordance with Article VIII of this lease provided, however, that Landlord may rebuild the buildings with a block structure, and not brick structure.

Tenant agrees to pay to Landlord, as additional rent and as part of Operating Expenses, the cost to Landlord of keeping the demised premises insured as hereinabove provided.

(B)	INTERRUPTIONS

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from (a) power losses or shortages, or (b) the necessity of Landlord’s entering the demised premises for any of the purposes in this lease authorized, including without limitation, for repairing or altering the demised premises or any portion of the Building or for bringing materials into and/or through the demised premises in connection with the making of repairs or alterations.

In case Landlord is prevented or delayed from making any repairs, alterations or improvements or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VIII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the demised premises. Landlord reserves the right to stop any service or utility system when necessary in Landlord’s reasonable opinion by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice (but in any event not less than forty eight (48) hours) of any contemplated stoppage and, in any event, Landlord will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Notwithstanding anything in this Section (B) of Article IV to the contrary, in the event any such disruption to Tenant’s operations and use of the demised premises is attributable to Landlord’s negligence, or that of its agents, contractors, servants or employees, or is attributable to a breach by Landlord of its obligations under this lease, and if such disruption shall materially impair Tenant’s use of the demised premises for a period in excess of five (5) business days in duration, then a just proportion of the Rent, according to the nature and extent of the impairment to Tenant’s operation and use of the demised premises shall abate for any such period of time from the date of disruption which is in excess of said five (5) business days in duration.

ARTICLE V

RENT

5.	(A) FIXED RENT

Tenant agrees to pay, without any offset or reduction whatever (except as made in accordance with the express provisions of this lease), fixed monthly rent equal to 1/12th of the annual Fixed Rent, such rent to be paid in equal installments in advance on the first day of each calendar mouth included in the Term; and for any portion of a calendar month at the commencement or the end of the Term, a portion of such fixed monthly rent, prorated on a per diem basis. All payments of Fixed and additional rent shall be made in lawful money of the United States and shall be made to H&N Associates, LLC and sent to Landlord at the address set forth in Section (A) of Article I above, or to such other person and/or at such other address as Landlord may from time to time designate.

If any payment of rent or any other payment payable hereunder by Tenant to Landlord shall not be paid when due, the same shall bear interest from the date when the same was payable until the date paid at the lesser of (a) prime plus one percent (1%) with a floor of twelve percent (12%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any applicable law (“the Default Rate”). Such interest shall constitute additional rent payable hereunder.

(B)	ADDITIONAL RENT - TAXES

(1) For the purposes of this Section, “Tax Year” shall mean the twelve-month period in use in the City of Chelsea for the purpose of imposing ad valorem taxes upon real property. In the event that said City changes the period of its tax year, “Tax Year” shall mean a twelve-month period commencing on the first day of such new tax year, and each twelve-month period commencing on an anniversary of such date during the Term of this lease. For purposes of this Section “the Property” shall mean the Lot and all improvements thereon from time to time, including the buildings. For purposes of this Section the Real Estate Taxes imposed with respect to the Property shall mean the sum of: (i) the real estate taxes upon the buildings (determined in accordance with the real estate tax bill, the assessor’s records or a certification from the assessor), plus (ii) the real estate taxes upon the Lot. Real Estate Taxes shall not include any of the following: (i) any franchise, gift, estate, inheritance, conveyance, transfer, capital investment or other tax assessed against Landlord or Landlord’s heirs, successors or assigns; (ii) any income, excess profits or other tax, assessment, charge, or levy on the rent payable by Tenant under this lease; or (iii) any interest, fine, or penalty for late payment or nonpayment by Landlord of any Real Estate Taxes, provided Tenant has timely paid the Real Estate Taxes. Further, as regards any assessment which under the laws then in force may be paid in installments, there will be included within the meaning of the term “Real Estate Taxes” with respect to any fiscal year only the current annual installment.

(2) Tenant shall not be obligated to pay Real Estate Taxes assessed with respect to the Property for any period, prior to May 1, 2001. Commencing on May 1, 2001, and thereafter, during the Term. Tenant shall pay to Landlord, as additional rent, the Real Estate Taxes imposed with respect to the Property for each Tax Year, such amount to be apportioned on a per diem basis for any fraction of a Tax Year during which May 1, 2001, shall occur.

(3) If Landlord shall receive any tax refund or rebate or sum in lieu thereof with respect to any Tax Year after May 1, 2001, then out of any balance remaining thereof, after deducting Landlord’s reasonable expenses incurred in obtaining such refund, rebate or other sum, Landlord shall pay to Tenant, provided that Tenant is not then in monetary default in the performance of any of its obligations hereunder, such refund or rebate, but in no event shall Landlord pay to Tenant out of such refund, rebate or other sum for any Tax Year more than the amount paid by Tenant to Landlord pursuant to this Section (B) for such Tax Year.

(4) Any betterment assessment, so-called “rent tax.” or any other tax levied or imposed by any governmental authority, in lieu of or as a substitute for Real Estate Taxes shall nevertheless be deemed to be Real Estate Taxes for the purpose of this Section (B). Furthermore, to the extent that any equipment installed as part of the Property (e.g. heating or air conditioning equipment) shall be classified as personal property for purposes of taxation, and if such taxes are levied against Landlord or the Property, any personal property taxes thereon shall be deemed to be Real Estate Taxes for purposes of this Section (B).

(5) Landlord shall, within thirty (30) days of receiving notification thereof, send to Tenant notice of any increases in assessments for Real Estate Taxes. Provided Tenant at least thirty (30) days prior has requested Landlord to make such a contest and Landlord has not then previously filed or does not thereafter within said thirty (30) days file a contest of the amount or validity of specific Real Estate Taxes which are payable by Tenant, Tenant will have the right, at Tenant’s expense, to contest the amount or validity of Real Estate Taxes by appropriate administrative and legal proceedings brought either in Tenant’s name, Landlord’s name or jointly with Landlord, as Tenant may deem appropriate, by counsel selected and engaged by Tenant. Landlord will execute and deliver to Tenant whatever documents may be necessary or proper to permit Tenant to contest Real Estate Taxes or which may be necessary to secure payment of any refund which may result from any such proceedings. Any refund resulting from a proceeding brought either by Tenant or Landlord or by them jointly will be applied first to reimburse the party or parties who brought the proceedings for the costs incurred with the proceedings, and then to reimburse Tenant for the difference between the amount Tenant paid for Real Estate Taxes for each fiscal year involved in the proceeding and the amount Tenant would have been required to pay if the Real Estate Taxes had been assessed in accordance with the decision rendered in the proceeding, together with interest in the amount of such difference at the annual rate allowed by the court on the overpayment of Real Estate Taxes. Any remaining balance will be paid to Landlord.

Landlord shall pay to the appropriate governmental authorities, on or before same are due, all taxes, assessments, levies or related charges due and payable to said authorities.

(C)	ADDITIONAL RENT - OPERATING COSTS

(1) For the purposes of this Section, the following terms shall have the following respective meanings:

Operating Year: Each successive fiscal year (as adopted by Landlord) in which any part of the Term of this lease shall fall.

“Operating Expenses” shall mean all costs or expenses incurred for the operation, external cleaning, external maintenance, repair and upkeep of the Property (as such term is defined in subsection (B) above), including, without limitation, all costs of maintaining and repairing the elevator and the parking lot (including snow removal, landscaping and grounds maintenance, parking lot operation and maintenance and parking lot lighting and of all repairs and replacements (other than repairs or replacements for which Landlord has received reimbursement from contractors, or from others) necessary to keep the Property in good working order, repair, appearance and condition; all costs of any reasonable insurance carried by Landlord relating to the Property and as set forth in Subsection (4) of Section (A) of Article IV above, payments under all service contracts relating to the foregoing (provided the cost of same is reasonably competitive with other services offering a similar level of service); all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property to the extent of time spent on the Property; and internal bookkeeping professional fees and expenses; and a management fee of three percent (3%) of the Fixed Rent. Notwithstanding the foregoing, Operating Expenses shall not include the following: (i) Real Estate Taxes; (ii) cost of capital improvements or capital repairs other than repair and repaving of the parking lot and the repair and replacement of the parking lot lighting, (iii) cost of roof repairs, unless caused by Tenant; (iv) cost of repairing design or construction defects; (v) cost of improvements, repairs, or replacements covered by insurance or reimbursed by third parties; (vi) repairs or other work (including rebuilding) occasioned by casualty or condemnation; (vii) repainting of the buildings; (viii) principal or interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money and amortization of improvements; (ix) depreciation of Landlord’s original investment in the demised premises; (x) amounts paid by Landlord to affiliates of Landlord for services in connection with any common areas, to the extent such fees are in excess of the ordinary and reasonable fees paid in arm’s length transaction; (xi) rents and other charges payable to underlying landlords including any charges arising due to violations of said leases; and (xii) the costs and expenses related to investigation of, testing for, removal and/or clean up of Hazardous Materials unless caused by Tenant.

There shall not be included in such Operating Expenses brokerage fees (including rental fees) related to the operation of the buildings; interest and depreciation charges incurred on the Property; or expenditures made by Tenant with respect to (i) cleaning, maintenance and upkeep of the demised premises.

If during the Term of this lease, Landlord shall make any capital expenditures reasonably necessary to maintain the parking lot or the parking lot lighting, the total amount of which is not properly included in Operating Expenses for the calendar year in which they were made, there shall nevertheless be included in Operating Expenses for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. (Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof [the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item]; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long term mortgages by institutional lenders on like properties within the locality in which the buildings are located).

Tenant’s Share of Operating Expenses: One hundred percent (100%) of the Operating Expenses.

(2) Tenant shall not be obligated to pay the Operating Expenses for the period of time prior to May 1, 2001. Commencing on May 1, 2001 and thereafter during the Term, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Operating Expenses, such amount to be apportioned on a per diem basis for any fraction of an Operating Year during which May 1, 2001 shall occur.

(D)	MONTHLY PAYMENTS

Payment on account of the additional rent described in Sections (B) and (C) above shall be paid monthly on the first day of each and every month included in the Term commencing, however, on May 1, 2001. Promptly after the end of each Tax Year, Landlord shall make a determination of Tenant’s share of real estate taxes and Operating Expenses. On or before the first day of April of each calendar year (the “Statement Deadline”), Landlord will deliver a statement (the “Operating Expenses Statement”) to Tenant certified by Landlord’s authorized representative showing: (i) the amount of the actual Operating Expenses for the preceding calendar year, with a breakdown of amounts by major categories of the Operating Expenses, and (ii) the amounts paid by Tenant toward the estimated Operating Expenses during the preceding calendar year; and if the aforesaid payments theretofore made for such period by Tenant exceed Tenant’s share, such overpayment shall be credited against the payments thereafter to be made by Tenant pursuant to this Section (D); and if Tenant’s share is greater than such payments theretofore made on account for such period, Tenant shall make a suitable payment to Landlord. The initial monthly payment on account of said additional rent shall be replaced after Landlord’s determination of Tenant’s share for the preceding Tax Year by a payment which is one-twelfth (1/12th) of Tenant’s actual share thereof for the immediately preceding Tax Year, with adjustments as appropriate where such period is less than a full twelve-month period. Appropriate adjustments shall be made in said monthly payment if the real estate taxes upon the Property for the current Tax Year shall be known prior to the end of said Tax Year and/or if real estate taxes shall be payable to the taxing authority in installments, all to the end that as each payment of real estate taxes shall become payable Landlord shall have received from Tenant payments sufficient in amount to pay Tenant’s share of the building’s Share of Real Estate Taxes then payable by Landlord. At Landlord’s election, Landlord may use its fiscal year rather than Tax Years for purposes of the adjustments described in this Section.

(E)	ADDITIONAL RENT - ELECTRICITY, GAS, WATER & SEWER

(1) The demised premises shall have utility meters measuring the amount of the utilities consumed in the demised premises, and commencing upon the Commencement Date, Tenant shall pay to the utility companies furnishing such utilities, promptly upon the receipt of bills therefor, the cost of such utilities consumed in the demised premises.

(2) Tenant’s use of electricity in the demised premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the demised premises. Landlord warrants that 1,200 amp electrical service is provided to the Property.

ARTICLE VI

TENANT’S COVENANTS

6.	TENANT’S COVENANTS DURING THE TERM

Tenant covenants during the Term and such other time as Tenant occupies any part of the demised premises:

(1) To pay when due (a) all Fixed Rent and additional rent, (b) all taxes which may be imposed on Tenant’s personal property in the demised premises (including, without limitation, Tenant’s fixtures and equipment) regardless to whomever assessed, and (c) all charges by any public utility for telephone and other utility services rendered to the demised premises;

(2) Except as otherwise provided in Article VIII and Section 4(A)(2), to keep the demised premises in good order, repair and condition, reasonable wear and tear only excepted; to replace all light bulbs as necessary; all cleaning and janitorial services for the demised premises; maintain and replace all interior glass; keep all utilities, pipes, conduits, drains and other installations used in connection with the demised premises, including, without limitation, the heating, ventilating and air conditioning systems in good order, condition and repair; and at the expiration or termination of this lease peaceably to yield up the demised premises and all changes and additions therein in such order, repair and condition, first removing all goods and effects of Tenant and those claiming under Tenant and any items the removal of which is required by any agreement between Landlord and Tenant (or specified therein to be removed at Tenant’s election and which Tenant elects to remove), and repairing all damage caused by such removal and restoring the demised premises and leaving them clean and neat. Notwithstanding the foregoing, in the event that Tenant proposes to make any installation, alteration, addition or improvement to the demised premises, Tenant shall give written notice to Landlord no later than fifteen (15) business days prior to the proposed date of the commencement of construction of such installation, alteration, addition or improvement, together with plans and specifications therefor. Within ten (10) business days after the receipt by Landlord of such written notice and said plans and specifications, Landlord shall notify Tenant in writing whether it must remove the same at the expiration or termination of the Term of this lease, and the failure of Landlord to provide such written determination to Tenant within said ten (10) business days shall constitute Landlord’s determination that such installation, alteration, addition and/or improvement need not be removed at the expiration or termination of the Term of this lease. If Tenant elects not to request Landlord’s consent then Tenant shall remove from the demised premises (repairing any damage caused by such removal) any such installation, alteration, addition or improvement made without Landlord’s consent and which Landlord requests Tenant remove within thirty (30) days after the expiration or termination of the Term of this lease. Such removal shall include returning the previously modified portions of the demised premises to their condition prior to the making of such installations, alterations, additions or improvements. Tenant’s obligations hereunder shall survive the expiration or termination of the term of this lease. For purposes of this Section (2) the word “repairs” includes the making of replacements when necessary;

(3) Continuously from the Commencement Date, to use the demised premises only for the Permitted Use; and not to injure or deface the demised premises, buildings, or Lot; nor permit any use thereof which is improper, offensive, contrary to law or ordinances, or which is liable to invalidate any insurance on the buildings (or any portion thereof) or its contents, or liable to render necessary any addition to the buildings. Landlord acknowledges that Tenant’s use of the demised premises as a biotechnology company, including, but not limited to pharmaceutical manufacturing, will not invalidate the insurance on the buildings;

(4) Intentionally Omitted;

(5) To keep the demised premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority and to procure all licenses and permits required because of any use made by Tenant and, if requested by Landlord, to do any work required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Permitted Use;

(6) Not without the prior written consent of Landlord (which consent Landlord agrees that it shall not unreasonably withhold, delay or condition), to assign, hypothecate, pledge or otherwise encumber this lease, to make any sublease or to permit occupancy of the demised premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law, and as additional rent, to reimburse Landlord promptly upon demand for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting. If and whenever Tenant shall not be a so-called “publicly held” company, it is understood and agreed that the transfer of fifty percent (50%) or more of the stock in Tenant of any class (whether at one time or at intervals) shall constitute an “assignment” of Tenant’s interest in this lease. If there shall be any assignment or subletting by Tenant pursuant to the provisions of this paragraph, Tenant and Tenant’s Guarantor shall remain primarily liable for the performance and observance of the covenants and agreements herein contained on the part of Tenant to be performed and observed, such liability to be (in the case of any assignment) joint and several with that of such assignee. It is expressly understood and agreed that no assignment of Tenant’s interest in this lease shall be effective until such time as Tenant shall deliver to Landlord an agreement from the assignee, which agreement shall be reasonably satisfactory to Landlord in form and substance and shall provide that the assignee agrees with Landlord to be primarily liable for the performance and observance of the covenants and agreements herein contained on the part of Tenant to be performed and observed, such liability to be joint and several with that of Tenant. Landlord hereby agrees, however, that Tenant may, without Landlord’s consent, assign its interest in this lease or sublet the whole or part of the demised premises to (a) an entity which owns all of the outstanding stock of Tenant (“Tenant’s Parent”); (b) an entity wholly owned by Tenant or by Tenant’s Parent (“a Subsidiary”); (c) an entity resulting from the consolidation or merger of Tenant with any other entity; or (d) an affiliate of Tenant or Tenant’s Guarantor;

(7) To defend Landlord, with counsel acceptable to Landlord, save Landlord harmless from, and indemnify Landlord against any liability for injury, loss, accident or damage to any person or property and from any claims, actions, proceedings and expenses and costs in connection therewith (including, without implied limitation, reasonable counsel’s fees): (i) arising from the omission, fault, willful act, negligence or other misconduct of Tenant or anyone claiming under Tenant, or from any use made or thing done or occurring upon or about the demised premises but not due to the omission, fault, willful act, negligence or other misconduct of Landlord, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this lease. Landlord agrees that it will defend Tenant, with counsel acceptable to Tenant, save Tenant harmless from, and indemnify Tenant against any liability for injury, loss, accident or damage to any person or property and from any claims, actions, proceedings and expenses and costs in connection therewith (including, without implied limitation, reasonable counsel’s fees): (i) arising from the omission, fault, willful act, negligence or other misconduct of Landlord or anyone claiming under Landlord, or from any use made or thing done or occurring upon or about the demised premises but not due to the omission, fault, willful act, negligence or other misconduct of Tenant, or (ii) resulting from the failure of Landlord to perform and discharge its covenants and obligations under this lease, or (iii) arising from any hazardous material placed on the demised premises by Landlord or its agents or employees, or existing prior to Tenant’s occupancy of the demised premises. Landlord shall be responsible for remediating such hazardous material if required by law.

(8) To maintain public liability insurance upon the demised premises in amounts which shall, at the beginning of the Term, be at least equal to $5,000,000.00 for bodily injury or death to one or more individuals and $2,000,000.00 for damage to property, and from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the demised premises are located upon property similar in type and use to the demised premises. Such insurance shall name Landlord, Landlord’s Managing Agent, and Landlord’s Mortgagee as additional insureds. Tenant shall deliver to Landlord the policies of such insurance, or certificates thereof, not more than fifteen (15) days following the Commencement Date, and each renewal policy or certificate thereof, not more than fifteen (15) days following the expiration of the policy it renews. Each such policy shall be written by a responsible insurance company authorized to do business in the Commonwealth of Massachusetts and shall provide that the same shall not be modified or terminated without at least twenty (20) days’ prior written notice to each named insured;

(9) To keep all employees working in the demised premises covered by workmen’s compensation insurance in amounts required by law;

(10) To permit Landlord and its agents entry: to examine the demised premises at reasonable times and, if Landlord shall so elect, to make repairs, alterations and replacements; to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the demised premises to prospective tenants during the twelve months preceding the expiration of the Term and to prospective purchasers and mortgagees at all reasonable times. Tenant shall be allowed exclusive building mounted signage. Such signage shall be provided at Tenant’s expense, subject to all applicable building codes and zoning by-laws. Further, subject to the receipt by Tenant of all necessary approvals (if any are so required), from the City of Chelsea, Tenant shall have the right to install communications devices on the roof of building A and/or building B. The size, location and method of attachment shall be subject to Landlord’s prior review and approval and shall be in compliance with all state and local building codes and other applicable zoning restrictions. All costs associated with the installation, maintenance and removal of such rooftop installations shall be the sole responsibility of Tenant. Tenant shall in no event void Landlord’s roof warranties and guaranties;

(11) Not to place a load upon any part of the floor of the demised premises exceeding that for which said floor was designed or in violation of what is allowed by law. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the building structure or to any other space in the buildings shall be placed and maintained by Tenant so as not to cause structural damage to the buildings;

(12) All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this lease or any occupancy of the demised premises by Tenant or anyone claiming under Tenant, may be on the demised premises or elsewhere in the buildings or on the Lot shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, unless caused by the negligence or willful act of Landlord or its agents, servants, contractors or employees;

(13) To pay promptly when due the entire cost of any work done on the demised premises by Tenant and those claiming under Tenant; not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the demised premises; and immediately to discharge any such liens which may so attach;

(14) Intentionally Omitted;

(15) To pay to Landlord one and one half (1 1⁄2) times the total of the Fixed Rent and additional rent then applicable for each month or portion thereof that Tenant shall retain possession of the demised premises or any part thereof after the termination of this lease, whether by lapse of time or otherwise; however, the provisions of this subsection shall not operate as a waiver by Landlord of any right of re-entry provided in this lease or as a matter of law;

(16) To insure the contents, equipment, and improvements of Tenant and those claiming under Tenant, under policies covering at least fire and the standard extended coverage risks, in amounts equal to the replacement cost thereof, the terms of which policies shall provide that such insurance shall not be canceled without at least twenty (20) days’ prior written notice to Landlord. Copies of such insurance policy or policies, or certificates thereof, shall be delivered to Landlord not more than fifteen (15) days following the Commencement Date and each renewal policy or certificate thereof, not more than fifteen (15) days following the expiration of the policy it renews; and

(17) To pay Landlord’s expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of Tenant in this lease. Landlord agrees that it shall pay Tenant’s expenses including reasonable attorney’s fees incurred in enforcing any obligation of Landlord in this lease.

ARTICLE VII

DEFAULT

7.	(A) EVENTS OF DEFAULT

(1) If Tenant shall default in the payment of Fixed Rent, additional rent or other payments required of Tenant, and if Tenant shall fail to cure said default within ten (10) days after receipt of notice of said default from Landlord, or (2) if Tenant shall default in the performance or observance of any other agreement or condition on its part to be performed or observed and if Tenant shall fail to cure said default within thirty (30) days after receipt of notice of said default from Landlord (but if longer than thirty (30) days shall be reasonably required to cure said default, then if Tenant shall fail to commence the curing of such default within thirty (30) days after receipt of said notice and diligently prosecute the curing thereof to completion), or (3) if any person shall levy upon, or take this leasehold interest or any part thereof upon execution, attachment or other process of law, or (4) if Tenant or Guarantor shall make an assignment of its property for the benefit of creditors, or (5) if Tenant or Guarantor shall be declared bankrupt or insolvent according to law, or (6) if any bankruptcy or insolvency proceedings shall be commenced by or against Tenant or Guarantor, or (7) if a receiver, trustee or assignee shall be appointed for the whole or any part of Tenant’s or Guarantor’s property, then in any of said cases, Landlord lawfully may immediately, or at any time thereafter, and without any further notice or demand except as is set forth herein and as required by law, enter into and upon the demised premises or any part thereof in the name of the whole, and hold the demised premises as if this lease had not been made, and expel Tenant and those claiming under it and remove its or their property without being taken or deemed to be guilty of any manner of trespass (or Landlord may send written notice to Tenant of the termination of this lease), and upon entry as aforesaid (or in the event that Landlord shall send Tenant notice of termination as above provided, on the fifth day next following the date of the sending of the notice), the term of this lease shall terminate. Notwithstanding the provisions of clause (1) of the immediately preceding sentence, if Landlord shall have rightfully given Tenant notice of default pursuant to said clauses twice during any twelve (12) month period, and if Tenant shall thereafter in such twelve (12) month period default in the payment of Fixed Rent, additional rent or other payments required of Tenant, then Landlord may exercise the right of termination provided for it in said immediately preceding sentence without first giving Tenant notice of such default and the opportunity to cure the same within the time provided in said clause (1). Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event Landlord terminates this lease as provided in this Article.

(B)	OBLIGATIONS THEREAFTER

In case of any such termination, Tenant will indemnify Landlord each month against all loss of Fixed Rent and additional rent and against all obligations which Landlord may incur by reason of any such termination between the time of termination and the expiration of the Term. It is understood and agreed that at the time of the termination or at any time thereafter Landlord may rent the demised premises, and for a term which may expire before or after the expiration of the Term, without releasing Tenant from any liability whatsoever, that Tenant shall be liable for any expenses incurred by Landlord in connection with obtaining possession of the demised premises, with removing from the demised premises property of Tenant and persons claiming under it (including warehouse charges), with putting the demised premises into good condition for reletting, and with any reletting, including, but without limitation, reasonable attorneys’ fees and brokers fees, and that any monies collected from any reletting shall be applied first to the foregoing expenses and then to the payment of Fixed Rent, additional rent and all other payments due from Tenant to Landlord.

ARTICLE VIII

CASUALTY AND TAKING

8.	(A) CASUALTY AND TAKING

In case during the Term all or any substantial part of the demised premises, the buildings, or Lot or any one or more of them, are damaged by fire or any other casualty or by action of public or other authority or are taken by eminent domain, this lease shall terminate at Landlord’s election, which may be made notwithstanding Landlord’s entire interest may have been divested, by notice given to Tenant within thirty (30) days after the occurrence of the event giving rise to the election to terminate. Said notice shall, in the case of damage as aforesaid, specify the effective date of termination which shall be not less than thirty nor more than sixty days after the date of notice of such termination. In the case of any such taking by eminent domain, the effective date of the termination shall be the day on which the taking authority shall take possession of the taken property. Fixed Rent and additional rent shall be apportioned and adjusted as of the effective date of any such termination. If in any such case the demised premises are rendered unfit for use and occupation and this lease is not so terminated, Landlord shall use due diligence to put the demised premises, or, in the case of a taking, what may remain thereof (excluding any items which Tenant may be required or permitted to remove, from the demised premises at the expiration of the Term) into proper condition for use and occupation, but Landlord shall not be required to spend more than the net proceeds of insurance or award of damages it receives therefor, and a just proportion of the Fixed Rent and additional rent according to the nature and extent of the injury to the demised premises shall be abated until the demised premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the demised premises, a just proportion of the Fixed Rent shall be abated for the remainder of the Term. Notwithstanding the foregoing, in the event that there is a fire or other casualty or a taking by eminent domain or by action of public or other authority, Landlord shall, within thirty (30) days of such event, make a good faith estimate of the anticipated restoration time. If pursuant to such estimate the damage to the base buildings or the Lot cannot be repaired and restored to substantially the same dimensions as prior to the casualty and as reasonably required for Tenant to conduct its business within eighteen (I8) months from the occurrence of the same, Tenant shall have the right to terminate this lease by notice to this effect given to Landlord within thirty (30) days after receipt of Landlord’s determination as aforesaid, and which termination shall be effective on the tenth (10th) day following the receipt by Landlord of said termination notice. If this lease shall not be terminated, as aforesaid, Landlord shall promptly commence to rebuild same provided, however, that if the buildings or Lot are not so restored within said eighteen (18) months, then Tenant shall have the right, as Tenant’s sole remedy, to terminate this lease at any time thereafter but prior to the completion of the restoration. Further, if any such fire or other casualty or taking by eminent domain or by action of public or other authority occurs during the last two (2) years of the Term of this lease, and the demised premises are damaged or destroyed as a result thereof to the extent of fifteen percent (15%) or more of its insurable value, or if the square foot floor area of the demised premises are reduced by such taking during the last two (2) years of the Term by more than fifteen percent (15%), then Landlord and Tenant shall have the right to terminate this lease, by written notice given to the other party within thirty (30) days after the casualty or taking, and which termination shall, be effective on the tenth (10th) day following the delivery of said termination notice.

(B)	RESERVATION OF AWARD

Landlord reserves to itself any and all rights to receive awards made for damage to the demised premises, buildings or Lot and the leasehold hereby created, or any one or more of them, accruing by reason of any exercise of the right of eminent domain or by reason of anything done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all of Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) movable equipment, trade fixtures, leasehold improvements, alterations and additions made by Tenant at Tenant’s sole cost and expense, and personal property installed by Tenant or anybody claiming under Tenant at its own expense or (ii) relocation expenses, but in each case only if and to the extent that such damages are recoverable by Tenant from such authority in a separate action and without reducing Landlord’s award of damages.

ARTICLE IX

MORTGAGEE

9.	(A) SUBORDINATION TO MORTGAGES

It is agreed that the rights and interest of Tenant under this lease shall be: (i) subject and subordinate to the lien of any present or future first mortgage and to any and all advances to be made thereunder, and to the interest thereon, upon the demised premises or any property of which the demised premises are a part, if the holder of such mortgage shall elect, by notice to Tenant, to subject and subordinate the rights and interest of Tenant under this lease to the lien of its mortgage; or (ii) prior to the lien of any present or future first mortgage, if the holder of such mortgage shall elect, by notice to Tenant, to give the rights and interest of Tenant under this lease priority to the lien of its mortgage. In the event of any of such elections, and upon notification by the holder of such mortgage to that effect, the rights and interest of Tenant under this lease shall be deemed to be subordinate to, or to have priority over, as the case may be, the lien of said mortgage, irrespective of the time of execution or time of recording of any such mortgage. Tenant agrees that it will, upon request of Landlord, execute, acknowledge and deliver any and all reasonable instruments deemed by Landlord necessary or desirable to evidence or to give notice of such subordination or priority and reasonably acceptable to Tenant. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. Whether the lien of any mortgage upon the demised premises or any property of which the demised premises are a part shall be superior or subordinate to this lease and the lien hereof, Tenant agrees that it will, upon request, attorn to the holder of such mortgage or anyone claiming under such holder and their respective successors and assigns in the event of foreclosure of or similar action taken under such mortgage. Tenant further agrees that it shall not subordinate its interest in this lease to the lien of any junior mortgage, security agreement or lease affecting the demised premises, unless the holder of the first mortgage upon the demised premises or property which includes the demised premises shall consent thereto. Notwithstanding anything to the contrary contained in this Article 9, Tenant shall not be required to subordinate this lease and the lien hereof to the lien of any mortgage unless the holder of such mortgage shall enter into an agreement with Tenant, in a form reasonably acceptable to Tenant, recordable in form, to the effect that in the event of foreclosure of, or similar action taken under, such mortgage, all of the terms and conditions of this lease shall remain in effect and Tenant’s possession of the demised premises shall not be terminated or disturbed by such mortgage holder or anyone claiming under such mortgage holder so long as Tenant shall not be in default under this lease beyond any applicable cure period. Landlord shall obtain such an agreement from the present mortgagee of the Property.

(B)	LIMITATION ON MORTGAGEE’S LIABILITY

Upon entry and taking possession of the mortgaged premises for any purpose, the holder of a mortgage shall have all rights of Landlord, and during the period of such possession Landlord, not such mortgage holder, shall have the duty to perform all of Landlord’s obligations hereunder. No such holder shall be liable, either as a mortgagee or as holder of a collateral assignment of this lease, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall succeed to Landlord’s interest herein through foreclosure of its mortgage or the taking of a deed in lieu of foreclosure, and thereafter such mortgage holder shall not be liable for the performance of any of Landlord’s obligations hereunder, except for the performance of those obligations which arise during the period of time that such mortgage holder holds Landlord’s right, title and interest in this lease or which arose prior thereto and are of a continuing nature, such liability to be limited to the same extent as Landlord’s liability is limited pursuant to Section 10(E) hereof.

(C)	NO RELEASE OR TERMINATION

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this lease, or by law, to be relieved of any of Tenant’s obligations hereunder or to terminate this lease, shall result in a release or termination of such obligations or a termination of this lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, provided Tenant has received written notice of such mortgagee, if any, specifying the act or failure to act on the part of Landlord which could or would be the basis of Tenant’s rights and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within the same time thereafter as allowed by Landlord, but nothing contained in this Section (C) shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. Finally, Tenant agrees that so long as any present or future mortgage shall remain in effect Tenant shall not alter, modify, amend, change, surrender or cancel this lease nor pay the rent due hereunder in advance for more than thirty (30) days, except as may be required herein, without the prior written consent of the holder thereof, and Tenant will not seek to be made an adverse or defendant party in any action or proceeding brought to enforce or foreclose such mortgage.

ARTICLE X

GENERAL PROVISIONS

10.	(A) CAPTIONS

The captions of the Articles are for convenience and are not to be considered in construing this lease.

(B)	SHORT FORM LEASE

Upon request of either party both parties shall execute and deliver a short form of this lease in form appropriate for recording, and if this lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination. No such short form lease shall contain any indication of the amount of the rentals payable hereunder by Tenant.

(C)	RELOCATION

Intentionally Omitted.

(D)	NOTICES

All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid, by mailing the same by Express Mail or by having the same delivered by a commercial delivery service such as Federal Express, UPS, Purolator Courier and the like. If given to Tenant the same shall be directed to Tenant at 64 Sidney Street, Cambridge, Massachusetts 42139, Attention: Chief Financial Officer, or to such other person or at such other address as Tenant may hereafter designate by notice to Landlord; and if given to Landlord the same shall be directed to Landlord at Landlord’s Address, or to such other person or at such other address as Landlord may hereafter designate by notice to Tenant. In the event the notice directed as above provided shall not be received upon attempted delivery thereof to the proper address and shall be returned by the Postal Service or delivery service to the sender because of a refusal of receipt, the absence of a person to receive, or otherwise, the time of the giving of such notice shall be the first business day on which delivery was so attempted.

After receiving notice from Landlord or from any person, firm or other entity that such person, firm or other entity holds a mortgage which includes the demised premises as part of the mortgaged premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given by certified or registered mail to such holder, and the curing of any of Landlord’s defaults by such holder shall be treated as performance by Landlord, it being understood and agreed that such holder shall be afforded the same period of time after the receipt of such notice as Landlord has in which to effect such cure.

(E)	SUCCESSORS AND ASSIGNS

The obligations of this lease shall run with the land, and this lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, except that the Landlord named herein and each successive owner of Landlord’s interest in this lease shall be liable only for the obligations of Landlord accruing during the period of its ownership. Whenever Landlord’s interest in this lease is owned by a trustee or trustees, the obligations of Landlord shall be binding upon Landlord’s trust estate, but not upon any trustee, beneficiary or shareholder of the trust individually. Without limiting the generality of the foregoing, and whether or not Landlord’s interest in this lease is owned by a trustee or trustees, Tenant specifically agrees to look solely to Landlord’s interest in the buildings and Lot (including any consideration received as part of a transfer of the Property and insurance proceeds and condemnation awards) for recovery of any judgment from Landlord, it being specifically agreed that neither Landlord, any trustee, beneficiary or shareholder of any trust estate for which Landlord acts nor any person or entity claiming by, through or under Landlord shall ever otherwise be personally liable for any such judgment. The foregoing shall not limit any injunctive relief to which Tenant may be entitled.

(F)	NO SURRENDER

The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this lease or a surrender of the demised premises.

(G)	WAIVERS AND REMEDIES

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Fixed Rent or additional rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach by Landlord unless such waiver be in writing signed by Landlord. No consent or waiver express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty. No acceptance by Landlord of a lesser sum than the Fixed Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due nor shall acceptance by Tenant of any lesser sum that may be due Tenant from Landlord be deemed to be other than on account of the full amount due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord or Tenant, may accept such check or payment without prejudice to Landlord’s or Tenant’s right to recover the balance of such installment or pursue any other remedy available to it. The specific remedies to which Landlord or Tenant may resort under the terms of this lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant or Landlord of any provisions of this lease. In addition to the other remedies provided in this lease, Landlord and Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this lease or to a decree compelling specific performance of any such covenants, conditions or provisions. If any term of this lease, or the application thereof to any person or circumstances shall be held, to any extent, to be invalid or unenforceable, the remainder of this lease, or the application of such term to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby, and each term of this lease shall be valid and enforceable to the fullest extent permitted by law. If any interest to be paid by Tenant hereunder shall exceed the highest lawful rate which Landlord may recover from Tenant, such interest shall be reduced to such highest lawful rate of interest.

(H)	SELF-HELP

If Tenant shall at any time default in the performance of any obligation under this lease, Landlord shall have the right, but shall not be obligated, to enter upon the demised premises and to perform such obligation, notwithstanding the fact that no specific provision for such performance by Landlord is made in this lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest, from the time paid by Landlord until the time Tenant repays the same to Landlord at the Default Rate set forth in Section (A) of Article V above), shall be deemed to be additional rent and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing right without waiving any other of its rights or releasing Tenant from any of its obligations under this lease. If Landlord shall at any time default in the performance of any obligation under this lease, Tenant shall have the right, but shall not be obligated, to enter upon the demised premises and to perform such obligation, notwithstanding the fact that no specific provision for such performance by Tenant is made in this lease with respect to such default. In performing such obligation, Tenant may make any payment of money or perform any other act. All sums so paid by Tenant (together with interest, from the time paid by Tenant until the time Landlord repays the same to Tenant, Default Rate set forth in Section (A) of Article V above), shall be payable to Tenant immediately on demand. Tenant may exercise the foregoing right without waiving any other of its rights or releasing Landlord from any of its obligations under this lease. If Landlord shall not reimburse Tenant within thirty (30) days of Tenant’s demand, Tenant may set off such sums from fifty percent (50%) of the monthly Fixed Rent payable by Tenant thereafter.

(I)	ESTOPPEL CERTIFICATE

Tenant agrees from time to time after the Commencement Date, upon not less than ten (10) business days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this lease is unmodified and in full force and effect; that Landlord has completed Landlord’s Required Work; that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and additional rent and to perform its other covenants under this lease; that there are no uncured defaults of Landlord or Tenant under this lease (or, if there have been any modifications, that this lease is in full force and effect as modified and stating the modifications, and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); and the dates to which the Fixed Rent, additional rent and other charges have been paid. Any such statement delivered pursuant to this Section (I) may be relied upon by any prospective purchaser or mortgagee of premises which include the demised premises or any prospective assignee of any such mortgagee. Landlord shall upon not less than ten (10) business days prior written request of Tenant deliver to Tenant a similar statement as requested herein.

(J)	WAIVER OF SUBROGATION

(1) Tenant hereby releases Landlord to the extent of Tenant’s insurance coverage, and to the full extent in the event Tenant elects to self insure for Tenant’s personal property as permitted herein, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against, even if such fire or other casualty shall be brought about by the fault or negligence of Landlord or its agents.

(2) Landlord hereby releases Tenant, to the extent of the Landlord’s insurance coverage and to the extent required to be carried pursuant to this lease, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against, even if such fire or other casualty shall be brought about by the fault or negligence of Tenant or its agents.

(K)	BROKERS

Tenant hereby represents and warrants to Landlord that it has dealt with no broker in connection with this lease other than Burgess Properties, Inc., and Meredith & Grew (“the Listed Brokers”), and there are no other brokerage commissions or other finders’ fees payable in connection herewith. Tenant hereby agrees to hold Landlord harmless from, and indemnified against, all loss or damage (including without limitation, the cost of defending the same) arising from any claim by any broker other than the Listed Brokers, claiming to have dealt with Tenant. Landlord shall pay the brokerage commission due the Listed Brokers by separate agreement, Landlord hereby represents and warrants to Tenant that it has dealt with no broker in connection, with this lease other than Burgess Properties, Inc., and Meredith & Grew (“the Listed Brokers”), and there are no other brokerage commissions or other finders’ fees payable in connection herewith. Landlord hereby agrees to hold Tenant harmless from and indemnified against, all loss or damage (including without limitation, the cost of defending the same) arising from any claim by any broker other than the Listed Brokers, claiming to have dealt with Landlord.

(L)	LANDLORD’S DEFAULTS

Landlord shall not be deemed to have committed a breach of any obligation to make repairs or alterations or perform any other act unless: (1) it shall have made such repairs or alterations or performed such other act negligently; or (2) it shall have received notice from Tenant designating the particular repairs or alterations needed or the other act of which there has been failure of performance and shall have failed to make such repairs or alterations or performed such other act within a thirty (30) days after the receipt of such notice (provided, however that if it shall reasonably require longer than thirty (30) days, then such longer period provided Landlord commences such curing within said thirty (30) days and prosecutes same to completion with due diligence); and in the latter event Landlord’s liability shall be limited to the cost of making such repairs or alterations or performing such other act. Tenant may, following such thirty (30) day (or longer) period make such repairs or perform such act and Tenant may set off the costs thereof from fifty percent (50%) of the monthly Fixed Rent payable by Tenant thereafter. The foregoing shall not limit any injunctive relief to which Tenant may be entitled.

(M)	EFFECTIVENESS OF LEASE

The submission of this lease for examination does not constitute a reservation of, or option for, the demised premises, and this lease becomes effective as a lease only upon execution and unconditional delivery thereof by both Landlord and Tenant.

(N)	HAZARDOUS MATERIALS

Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by the applicable permits, or by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Lot any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Tenant shall obtain and maintain all proper permits required by applicable law or ordinance for the storage and use of hazardous materials, and Tenant shall furnish evidence of same upon request. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 at seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, and if it is determined that there has been a release of hazardous materials attributable to Tenant, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the demised premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this lease from any release of hazardous materials on the demised premises occurring while Tenant is in possession or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Term of this lease. Landlord acknowledges that Tenant may use and store certain hazardous materials provided Tenant uses, stores and removes same in accordance with all applicable laws. Tenant shall in all events remove any such hazardous materials upon the expiration of the Term of this lease. Landlord shall have the right, at reasonable times and upon prior reasonable notice (but in any event not less than 48 hours prior notice), to inspect the demised premises to determine the use, storage and removal of such hazardous materials. Upon request, Tenant shall give Landlord a list of the hazardous materials used, stored and removed from the demised premises. Notwithstanding any provision of this lease to the contrary, Landlord shall solely be responsible for the remediation (or to cause such removal or remediation) and all costs thereof to the extent required by and in compliance with all legal requirements of any hazardous material present in, on or under the demised premises existing prior to the date Landlord delivers the demised premises to Tenant, whether now known or discovered hereafter, or to the extent caused by Landlord, or its servants or agents. Landlord shall indemnify and hold Tenant harmless from any claims, damages, liabilities, penalties, fines and costs arising directly out of any condition caused or created by Landlord’s failure to comply with its obligations under this Section. The foregoing indemnification of Tenant by Landlord includes, without limitation, all costs incurred by or imposed upon Tenant in connection with any judgments, damages, penalties, fines, liabilities or losses (including, without limitation, sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees). Landlord’s obligations under this Section will survive the termination or early expiration of this lease.

(O)	DELAYS

In any case where either party hereto is required to do any act (other than make a payment of money), delays caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations or other causes beyond such party’s reasonable control (other than such party’s financial condition) shall not be counted in determining the time during which such act shall be completed, whether such time, be designated by a fixed date, a fixed time or “a reasonable time”.

ARTICLE XI

SECURITY DEPOSIT

11.	INTENTIONALLY OMITTED.

ARTICLE XII

MODIFICATION

12.	INTENTIONALLY OMITTED.

ARTICLE XIII

OPTION

13.	(A) OPTION TERM

Tenant shall have the right, at its election, to extend the Original Term of this lease for an additional period of five (5) years commencing upon the expiration of the Original Term, provided that Landlord shall receive written notice from Tenant of the exercise of its election at least nine (9) months prior to the expiration of the Original Term and provided further that Tenant shall not be in default beyond any applicable cure period at the time of Landlord’s receipt of such notice in the payment of any Fixed Rent due Landlord by Tenant. Tenant shall have the right, at its election, to further extend the Original Term as previously extended for one (1) additional period of five (5) years commencing upon the expiration of the Original Term as previously extended, provided that Landlord shall receive written notice from Tenant of the exercise of its election at least nine (9) months prior to the expiration of the Original Term as previously extended and provided further that Tenant shall not be in default beyond any applicable cure period at the time of Landlord’s receipt of such notice in the payment of any Fixed Rent due Landlord by Tenant. The expression “the original term” means the period of fifteen (15) years referred to in Section (A) of Article 1 of this lease. Prior to the exercise by Tenant of either of said elections to extend the Original Term, the expression “the term of this lease” or any equivalent expression shall mean the Original Term; after the exercise by Tenant of one or both of the aforesaid elections, the expression “the term of this lease” or any equivalent expression shall mean the Original Term as it may have been then extended. Except as expressly otherwise provided in this lease, all the agreements and conditions in this lease contained shall apply to the additional period or periods to which the Original Term shall be extended as aforesaid. If Landlord shall receive notice of the exercise of an election in the manner and within the time provided aforesaid, the Term shall be extended upon the receipt of the notice without the requirement of any action on the part of Landlord.

(B)	OPTION RENT

During each of the additional periods for which the Original Term of this lease may be extended as set forth in Section (A) of this Article XIII above, the Fixed Rent payable hereunder shall be adjusted so as to equal the greater of (a) the Fixed Rent payable immediately prior thereto, or (b) the “fair market rent”, as mutually determined by Landlord and Tenant through the process of negotiation. Notwithstanding anything to the contrary contained herein, however, if for any reason whatsoever Landlord and Tenant shall not agree in writing upon the “fair market rent” for the additional period in question at least six (6) months prior to the expiration of the

Original Term, or the first additional period, as the case may be, then the fair market rent for premises of the size and nature of the demised premises shall be determined by licensed real estate appraisers having at least ten (10) years’ experience in the appraisal of commercial real estate in Greater Boston, Massachusetts, one such appraiser to be designated by each of Landlord and Tenant. If either party shall fail to designate its appraiser by giving notice of the name of such appraiser to the other party within fifteen (15) days after receiving notice of the name of the other party’s appraiser, then the appraiser chosen by the other party shall determine the fair market rent and his determination shall be final and conclusive. If the appraisers designated by Landlord and Tenant shall disagree as to the fair market rent, but if the difference between their estimates of fair market rent shall be five percent (5%) or less of the greater of the estimates, then the average of their estimates shall be the fair market rent for purposes hereof. If the appraisers designated by Landlord and Tenant shall disagree as to the amount of fair market rent, and if their estimates of fair market rent shall vary by more than five percent (5%) of the greater of said estimates, then they shall jointly select a third appraiser meeting the qualifications set forth above, and his estimate of fair market rent shall be the fair market rent for purposes hereof if it is not greater than the greater of the other two estimates and not less than the lesser of the other two estimates. If said third appraiser’s estimate is greater than the greater of the other two estimates, then the greater of the other two estimates shall be the fair market rent for purposes hereof; and if the estimate of the third appraiser shall be less than the lesser of the other two estimates, then the lesser of the other two estimates shall be the fair market rent for purposes hereof. Each of Landlord and Tenant shall pay for the services of its appraiser, and if a third appraiser shall be chosen, then each of Landlord and Tenant shall pay for one-half of the services of the third appraiser. In determining fair market rent, any improvements made by Tenant in the demised premises and not otherwise reimbursed by Landlord shall not be considered, such that the appraisal shall be based on the condition of the demised premises as same existed on the delivery date as improved by Landlord’s Construction Contribution.

ARTICLE XIV

TITLE TO PREMISES

Landlord represents and warrants to Tenant that Landlord is the owner of the demised premises, and that there are no other individuals or entities having an ownership interest in the demised premises whatsoever except as expressly stated in this lease, and that Landlord has full right, power and authority, corporate and otherwise, to execute this lease, to lease the demised premises and to perform the obligations of Landlord under this lease. Landlord shall provide Tenant with its most recent commitment of title insurance or other proof adequate to Tenant, to insure that Landlord has title to the demised premises, unencumbered by claims which may disturb Tenant’s enjoyment of the demised premises and that no tax liens exist against the demised premises.

Landlord warrants to Tenant that, by paying the rent provided for in this lease and performing Tenant’s obligations under this lease, Tenant will be entitled to peaceably and quietly enjoy the demised premises and all rights and appurtenances thereto during the lease Term, without molestation or hindrance of any person whomsoever.

EXECUTED as a sealed instrument in two or more counterparts as of the day and year first above written.

LANDLORD:
H & N ASSOCIATES, LLC

/s/ Harold C. Garnick
Harold C. Garnick, Manager

TENANT:
ADVANCED INHALATION RESEARCH, INC.

By	/s/ James M. Frates

ATTEST:

By	/s/ Patricia L. Allen

(Corporate Seal)

EXHIBIT A

PLAN SHOWING THE DEMISED PREMISES

EXHIBIT B

LANDLORD’S REQUIRED WORK

Landlord, at its expense, will complete the following improvements to the Property:

1.	Completion of the passenger elevator upon installation by Tenant of Tenant’s telephone service; and completion of the office lobby within one hundred fifty (150) days of Commencement Date provided, however, Landlord will provide a $5,000.00 allowance to Tenant if Tenant chooses to install its own floor covering and ceiling in the 600 square foot lobby;

2.	All exterior parking lot paving, including the rear access drive (1.5” finish coat and preliminary coat if not already done), finish/landscape around the new drive, pave all around the smokestack area (including over concrete area), and lighting on or before May 21, 2001; and striping by a mutually agreed upon date;

3.	Relocation of the light pole in the parking lot on or before May 31, 2001;

4.	Remove all equipment from building C and professionally clean the interior of building C and restore the restrooms within one hundred fifty (150) days of Commencement Date, failing which, the proportionate rent for building C shall abate until the equipment is removed, the building interior is cleaned and the restrooms are restored;

5.	Provide industrial heating and lighting to building D and provide electrical service thereto. The work set forth in this paragraph 5 shall be completed within one hundred fifty (150) days of Commencement Date provided, however, if Tenant elects to perform same, Landlord shall give Tenant an allowance of $6,100.00;

6.	Landlord shall replace the structure linking building D to building A within one hundred fifty (150) days of Commencement Date, failing which the proportionate rent for building D shall abate until said structure is replaced. Said structure shall thereafter be considered a building;

7.	Replace/fix chainlink fence around both rear parking lots by May 31, 2001;

8.	Two (2) new double doors in building D by January 30, 2001;

9.	Smooth building D floor with concrete skim coat or comparable product within one hundred fifty (150) days of Commencement Date;

10.	Clean up trash and remove all weeds around the buildings and garage area by May 31, 2001, and clean out the garage and secure and fix the doors thereto within one hundred fifty (150) days of Commencement Date; and

11.	Install steps at back of building C to rear parking lot by May 31, 2001.

EXHIBIT C

TENANT’S WORK

Except as otherwise set forth on Exhibit B, all work needed to prepare the demised premises for Tenant’s occupancy shall be Tenant’s responsibility and is herein called “Tenant’s Work”. Except to the extent (if any) expressly provided to the contrary in Exhibit B hereof, Tenant’s Work shall include, without limitation, furnishing any distribution facilities within the demised premises for utilities (including, without limitation, electricity, water and sewerage) required to meet Tenant’s needs.

Tenant shall submit to Landlord for its approval plans and specifications for Tenant’s Work. Landlord shall have twenty (20) days from the date of submission to approve or disapprove such plans and specifications. In the event of disapproval, Landlord shall give written notice of the same to Tenant and within fifteen (15) days from the date of such notice, Tenant shall submit new plans and specifications for Landlord’s approval, corrected so as to satisfy Landlord’s objections. Landlord shall not unreasonably withhold approval of plans and specifications, and Landlord agrees to cooperate with Tenant in the correction of disapproved plans and specifications.

All of Tenant’s Work shall be done at Tenant’s sole risk and expense. Landlord shall not be a party to nor incur any liability as a result of any contract to perform any of Tenant’s Work. Tenant shall obtain lien waivers from all of its contractors commencing work in the demised premises so that no mechanics’ or materialmen’s liens shall attach to the demised premises or the buildings as a result of Tenant’s Work.

EXHIBIT D

LANDLORD’S SERVICES

Landlord shall cause the parking areas, driveways, walkways and outdoor stairs and the Lot to be kept reasonably free and clear of snow, ice and refuse and shall cause the landscaped areas (if any) of the Lot to be maintained in a reasonably attractive appearance. Landlord shall also cause the parking areas of the Lot to be kept lighted during hours of darkness to the extent reasonably required for the business operations conducted upon the Lot. Landlord shall cause the elevator to be regularly serviced and maintained. In the event Landlord shall on more than two (2) occasions in any twelve (12) month period fail to provide said services in a satisfactory manner within thirty (30) days following notice to Landlord by Tenant of such failure, Tenant may thereafter perform such services as Landlord has failed to perform with an appropriate adjustment in the management fee payable pursuant to Section (C) of Article 5 above.

EXHIBIT E

RULES AND REGULATIONS

INTENTIONALLY OMITTED

EXHIBIT F

LEGAL DESCRIPTION OF LOT

The premises are bounded and described as follows:

That certain parcel of land on the southerly side of Carter Street and the westerly side of Vale Street in Chelsea, Suffolk County, Massachusetts, being shown as Lot 1 on a “Subdivision Plan of Land in Chelsea, Mass., dated August 15, 1973, made by John Marion, Registered Land Surveyor”, recorded with the Suffolk County Registry of Deeds in Book 8687, Page 246, and being bounded and described, in accordance with said Plan, as follows:

NORTHWESTERLY	by Carter Street, 269 feet;

NORTHEASTERLY	by Vale Street, 543.16 feet;

SOUTHEASTERLY, EASTERLY AND NORTHEASTERLY	by Lot 5, by three lines 66.60 feet, 22.10 feet and 46.50 feet, respectively;

SOUTHWESTERLY	by land now or formerly of the Boston and Maine Corporation, 333.62 feet; and

WESTERLY AND SOUTHWESTERLY	by Lot 2, by three lines, 132.40 feet, 80.20 feet, and 157 feet, respectively.

SIDE LETTER

1. Reference is made to lease dated December 6, 2000, by and between H&N Associates, LLC, a Massachusetts Limited Liability Company, as Landlord and Advanced Inhalation Research, Inc., a Delaware Corporation, as Tenant, with respect to premises known as Brickyard Square, Chelsea, Massachusetts. Said lease is hereinafter referred to as “the Lease”.

2. Tenant agrees that it shall submit an application for tax relief substantially in the form as attached as Exhibit A to this Side Letter to the City of Chelsea on or before December 4, 2000. Upon approval of such application for tax relief by the City of Chelsea, Tenant shall cause the City of Chelsea to submit same for approval to the Economic Development Incentive Program of the Commonwealth of Massachusetts on or before December 21, 2000. In the event approval of such plan is not secured on or before February 28, 2001, Tenant shall have the right to terminate the Lease for such failure to obtain approval of the tax relief plan by a notice to this effect given to Landlord on or before February 28, 2001 and all Fixed Rent, additional rent and any other monies paid by Tenant to Landlord shall be returned immediately. Failing the giving of said notice to Landlord by said date, the Lease shall remain in full force and effect in accordance with its terms and Tenant shall have no further right to terminate the Lease except as may be provided for therein. Upon such approval, Tenant’s right to terminate the Lease for such reason shall lapse.

The provisions of Exhibit B of the Lease to the contrary notwithstanding, upon notification from Tenant to Landlord that Tenant has obtained all of the approvals described above or that Tenant has waived its termination right set forth above, each item of Landlord’s Required Work to be completed within one hundred fifty (150) days shall instead be completed within the earlier of ninety (90) days after Tenant’s notification or one hundred fifty (150) days after the Commencement Date.

This Side Letter shall be binding upon the undersigned and their respective legal representatives, successors and assigns.

Executed as an instrument under seal as of 6th day of December, 2000.

LANDLORD: H & N ASSOCIATES, LLC	TENANT: ADVANCED INHALATION RESEARCH, INC.

/s/ Harold C. Garnic	By	/s/ James M. Frates
Harold C. Garnick, Manager

ATTEST:

	By	/s/ Patricia L. Allen

(Corporate Seal)

AGREED TO AND ACCEPTED ALKERMES, INC., AS GUARANTOR

By	/s/ James M. Frates

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